Exhibit 1.2

CORNERSTONE GROWTH AND INCOME REIT, INC.

FORM OF PARTICIPATING BROKER AGREEMENT

Up to 50,000,000 Shares of Common Stock

Dear Sirs:

Cornerstone Growth and Income REIT, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of 50,000,000 shares of its common stock, $0.01 par value per share, (the “Shares”) to be issued and sold for an aggregate maximum purchase price of $495,000,000 (40,000,000 Shares to be offered to the public and 10,000,000 Shares to be offered pursuant to the Company’s dividend reinvestment plan (“DRP”)).  The Shares are to be sold on a best-efforts basis to selected persons or entities acceptable to the Company, upon the terms and subject to the conditions set forth in the enclosed Prospectus.

Pacific Cornerstone Capital, Incorporated, a California corporation (“Dealer Manager”), has entered into a dealer manager agreement (“Dealer Manager Agreement”) with the Company pursuant to which it has agreed to act as dealer manager in connection with the offer and sale of the Shares.  Dealer Manager has agreed to use commercially reasonable efforts to find purchasers of Shares both directly and indirectly through a selling group consisting of brokers who have entered into this agreement (“Participating Brokers”) and who may recommend the purchase of the Shares to their clients.

Dealer Manager hereby invites you to become a Participating Broker in connection with the offer and sale of the Shares.  By your acceptance hereof, you agree to act in such capacity in accordance with the terms of the Prospectus and this Agreement.  Capitalized terms used but not defined in this agreement have the meaning ascribed to them in the Dealer Manager Agreement, a copy of which is enclosed.

Also accompanying this Agreement is a copy of the Prospectus.  We may also provide you with written, audio or audio-visual material, including an investment summary, audio tape, video tape and Internet site (“Supplemental Material”) prepared by the Company for use in conjunction with the offer and sale of the Shares.  You are not authorized to use any solicitation material other than the Prospectus and Supplemental Material referred to in this paragraph, which material has been furnished by the Company.

Except as described in the Prospectus or in Section 3(c) hereof, the Shares are to be sold for a per Share cash price as follows:

Distribution Channel	Primary Offering Shares	DRP Shares

Participating Brokers	$10.00	$9.50

Participating Brokers Deferring Commission*	$9.40	$9.50

*For a period of six years following the date of purchase, an additional $0.10 per share will be deducted annually from distributions or other cash distributions on primary offering shares otherwise payable to the purchaser and will be used to pay deferred commissions.

1.                                       Sale of the Shares.

A subscription agreement (“Subscription Agreement”) must be completed by each person desiring to purchase Shares, or, at your option, by you on behalf of each such person, and returned by you together with any other documents that may be required under state securities laws or by the Company, to the Company, c/o Phoenix American Financial Services at 2401 Kerner Boulevard, San Rafael, California 94901.  You shall ascertain that the Subscription Agreement has been properly completed in full and signed by the prospective purchaser prior to its return.

All subscription checks shall be made payable to the order of “U.S. Bank National Association, as agent for Cornerstone Growth and Income REIT, Inc.” until the Minimum Subscription Date (as defined below) and thereafter all subscription checks shall be made payable to Cornerstone Growth and Income REIT, Inc.  If you receive a check not conforming to the foregoing instructions, you must return such check directly to the subscriber not later than the end of the next business day following its receipt.  Checks conforming to the foregoing instructions shall be transmitted by you for deposit directly to Dealer Manager c/o Phoenix American Financial Services at 2401 Kerner Boulevard, San Rafael, California 94901 by the end of the next business day following receipt by you.  In the event your final internal supervisory review is conducted at a different location, then checks must be transmitted to your final review office by the end of the next business day following receipt by you and your final review office must in turn, by the end of the next business day following receipt by it, transmit the check for deposit directly to the Dealer Manager c/o Phoenix American Financial Services at 2401 Kerner Boulevard, San Rafael, California 94901.

Upon receipt of the Subscription Agreement, the Company will determine promptly (and in any event within ten (10) days after such receipt) whether it wishes to accept the proposed purchaser as a stockholder in the Company, it being understood that the Company reserves the right to reject the tender of any Subscription Agreement and to reject all tenders after the Termination Date, in each case in its sole discretion.  Should the Company determine to accept the tender of the Subscription Agreement, the Company will promptly advise you of such action.  Should the Company determine to reject the tender, it will promptly notify in writing the prospective purchaser and you of such determination and will promptly return the tendered Subscription Agreement and instruct the Escrow Agent to return the purchase price of the Shares directly to the prospective purchaser if the determination is made on or before the Minimum

Subscription Date (as defined below) or the Company will return the purchase price of the Shares directly to the prospective purchaser if the determination is made after the Minimum Subscription Date.

All payments received prior to the Minimum Subscription Date, except as hereinafter provided, from purchasers of Shares shall be transmitted directly to U.S. Bank National Association (the “Escrow Agent”) and deposited in an escrow account (the “Escrow Account”) with Escrow Agent.  Such funds may be temporarily invested in bank savings accounts, bank or money market accounts, bank short-term certificates of deposit of U.S. banks having a net worth of $100 million, or short-term U.S. government issued or guaranteed obligations.  Prior to the Minimum Subscription Date, the Company will have no right to obtain any funds from the Escrow Agent.  Funds for Shares purchased on or before the Minimum Subscription Date shall be made available to the Company, or its order, by the Escrow Agent, on the Minimum Subscription Date.

You will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to you by the Company or Dealer Manager, and you will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.  In offering Shares, the you will comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).  Nothing contained in this Section 1 shall be construed to impose upon the Company the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus and the Subscription Agreement or to relieve you of the responsibility of complying with the Conduct Rules of the National Association of Securities Dealers, Inc. (“NASD”).

2.                                       Termination Date and Minimum Subscription Date.

As used herein, the term “Termination Date” shall mean the earliest to occur of (i) the date upon which subscriptions for the maximum number of Shares offered have been accepted by the Company which date the Company shall designate by notice to Dealer Manager in writing; or (ii)                , 2009 (unless extended by the Company and confirmed in writing to the Dealer Manager).  The Company may terminate the offering of Shares at any time for any reason by written notice to the Dealer Manager at least two (2) business days prior to the date of termination.

As used herein, the term “Minimum Subscription Date” shall mean the earlier of the date on which the Company shall mail or otherwise furnish to Dealer Manager notification that subscriptions and payments for an aggregate of at least $1,000,000 in Shares have been received and accepted by the Company and deposited with the Escrow Agent, provided, however, that “Minimum Subscription Date” shall mean, for Minnesota, New York and Pennsylvania subscribers, the earlier of the date on which the Company shall mail or otherwise furnish to Dealer Manager notification that subscriptions and payments for an aggregate of at least the Minnesota Minimum, New York Minimum and Pennsylvania Minimum have been received and accepted by the Company and deposited with the Escrow Agent.  In the event that subscriptions and payments for an aggregate of at least $1,000,000 in Shares shall not have been received and accepted by the Company on or prior to             , 2008, subject to Section 8, this Agreement will terminate and the Company shall not have any further obligation or liability hereunder to you.  In the event of such termination, all purchase payments deposited with the Escrow Agent shall be returned to the subscribers and no selling commissions (as described below) will be payable.

3.                                       Obligations and Compensation of Participating Broker.

(a)                                  You hereby agree to offer Shares only during the Offering Period (as defined in Section 3(b)) and only in accordance with the terms and conditions hereof.

(b)                                 The “Offering Period” shall mean that period during which Shares may be offered for sale, commencing on the Effective Date, during which period offers and sales of the Shares shall occur continuously in the jurisdictions in which the Shares are registered or qualified or exempt from registration (as confirmed in writing by the Company or the Dealer Manager to the Participating Broker) unless and until the Offering is terminated as provided herein, except that the Dealer Manager and the Participating Brokers shall suspend or terminate offering of the Shares upon request of the Company at any time and shall resume offering the Shares upon subsequent request of the Company.  The Offering Period shall in all events terminate upon the sale of all of the Shares.  Upon termination of the Offering Period, your distributorship and this Agreement shall terminate without obligation on your part or the part of the Dealer Manager or the Company except as set forth in this Agreement.

(c)                                  Except as may be provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by you, the Dealer Manager agrees that it will pay to you selling commissions of 7.0% of the gross offering proceeds attributable to your sales of Shares to the public in connection with the Company’s primary offering.  No selling commissions will be paid on sales of Shares pursuant to the DRP.

If you and the investor agree, the selling commissions can be paid on a deferred basis for Shares sold in the primary offering.  In these instances, the Company will sell the Shares at a reduced price as set forth above and the Dealer Manager will pay you a correspondingly reduced sales commission at the time of sale.  The balance of the normal commission would be paid by the Company to the Dealer Manager and by the Dealer Manager to you over six years for Shares sold in the primary offering out of the dividends or other distributions that are declared and paid with respect to the reduced-priced shares sold through you.  The amount by which the investor’s dividends are reduced in these cases would be paid by the Company as deferred commissions to the Dealer Manager and by the Dealer Manager to you.

As an example, investors electing the deferred commission option for Shares purchased in the primary offering will pay, on the date of purchase, $9.40 per Share (which includes a commission of $0.10 per Share).  For a period of six years following the date of purchase, an additional $0.10 per Share will be deducted annually from dividends or other cash distributions otherwise payable to the investor and will be used to pay deferred commissions.  The net proceeds to the Company will not be affected by the election of the deferred commission option.  Under this arrangement, an investor electing the deferred commission option will pay a

1% commission upon subscription, rather than a 7% commission, and an amount equal to a 1% commission per year thereafter for the next six years, or longer if required to satisfy outstanding deferred commission obligations, will be deducted from dividends or other cash distributions otherwise payable to such stockholder.  The Company may also use other deferred commission structures, but the Company will not pay total commissions in excess of 7% of the offering price of the Shares.

If at any time prior to the satisfaction of the Company’s remaining deferred commission obligations, the Company decides to list its common stock for trading on a national securities exchange or the Company begins a liquidation of its properties, the Company may accelerate the remaining commissions due under the deferred commission option.  To the extent that the distributions prior to listing are insufficient to satisfy the remaining commissions due, the obligations of the Company and the investor to pay any further deferred commissions will terminate, and the Dealer Manager and you will not be entitled to receive any further portion of deferred commissions following listing of the Company’s common stock.

In addition, if an investor that has elected the deferred commission option decides to participate in the Company’s proposed share redemption program or requests that the Company transfer such stockholder’s Shares for any reason prior to the time that the remaining deferred selling commissions have been deducted from such stockholder’s cash distributions, the Company will accelerate the selling commissions due under the Deferred Commission Option as set forth in the Prospectus.

In no event will any commissions or fees be advanced until funds in respect of subscriptions for an aggregate of at least $1,000,000 in Shares sold in the primary offering, acceptable to the Company, have been received by the Company and payment for such Shares has been deposited in the Escrow Account and classified as “cleared funds” by the Escrow Agent.

Until $2 million (the “Minnesota Minimum”) has been raised in the Offering from persons not affiliated with the Company or its advisor, investments from Minnesota investors will be held in a separate escrow and no commissions, payments or amounts whatsoever will be paid thereon under this Section unless and until the Minnesota Minimum has been reached, and then only with respect to such investments from Minnesota investors as are released to the Company from such escrow.

Until $2.5 million (the “New York Minimum”) has been raised in the Offering from persons not affiliated with the Company or its advisor, investments from New York investors will be held in a separate escrow and no commissions, payments or amounts whatsoever will be paid thereon under this Section unless and until the New York Minimum has been reached, and then only with respect to such investments from New York investors as are released to the Company from such escrow.

Until $20 million (the “Pennsylvania Minimum”) has been raised in the Offering from persons not affiliated with the Company or its advisor, investments from Pennsylvania investors will be held in a separate escrow and no commissions, payments or amounts whatsoever will be paid thereon under this Section unless and until the Pennsylvania Minimum has been reached, and then only with respect to such investments from Pennsylvania investors as are released to the Company from such escrow.

(d)                                 You will not represent or imply that the Escrow Agent investigated the desirability or advisability of investment in the Company or has approved, endorsed or passed upon the merits of the Shares or the Company, nor will you use the name of said Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

4.                                       Representations, Warranties and Covenants of Participating Broker.  You represent and warrant to and covenant to the Dealer Manager and the Company that:

(a)                                  You are a member of the NASD in good standing and a broker-dealer registered as such under the Exchange Act and under the securities laws of the states in which you will offer and sell Shares.  You and your employees and representatives have all required licenses and registrations to act under this Agreement.

(b)                                 You have full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, and you have duly authorized, executed and delivered this Agreement.

(c)                                  This Agreement is a valid, legal, and binding agreement of yours enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

(d)                                 The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms of this Agreement by you will not conflict with or constitute a default or violation under any charter, by-law, contract, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over you, except to the extent that the enforceability of the indemnity and contribution provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

(e)                                  No consent, approval, authorization or other order of any governmental authority is required in connection with the execution, delivery or performance by you of this Agreement.

(f)                                    You have not violated any of the “bad boy” disqualification provisions contained in the securities or “blue sky” laws of any jurisdiction in which the Shares may be offered.

(g)                                 You will not make any written or oral statement with respect to the Company or the offering of Shares that is materially inconsistent with the statements in the Prospectus or Supplemental Material.

(h)                                 You will cease making offers and soliciting subscriptions for Shares if so requested by the Dealer Manager in order to comply with applicable federal and state securities laws, and will forward to offerees for execution and delivery such additional documents and instruments as the Dealer Manager may reasonably require.

(i)                                     You will:  (i) maintain all representation letters, questionnaires and other materials utilized by you to ascertain the satisfaction of the above criteria by offerees and investors, for a period of at least six years from the date of the offering is completed; and (ii) make such material available to the Dealer Manager upon its request.

(j)                                     Before, during or after the offering, except with the prior written consent of the Dealer Manager and except for internal-use only purposes or for the delivery to its advisors, you will not duplicate any of the Supplemental Material or other similar selling documentation furnished to you by the Dealer Manager or the Company.

(k)                                  You will not pay or award, directly or indirectly, any commission or other compensation to any person engaged to render investment advice to a potential subscriber as an inducement to advise the purchase of the Shares, except as such commissions or other compensation may be paid or awarded to you or reallowed by you in connection with the sale of the Shares as described in the Prospectus.

(l)                                     All training and education meetings held by the Participating Broker will be in compliance with Rule 2710(i)(2) of the NASD Conduct Rules.

(m)                               All sales incentive and bonus programs designed by the Participating Broker for its registered representatives will comply with the NASD Conduct Rules.

(n)                                 You have established and will maintain a customer identification program which requires Participating Broker to (i) verify the identify of any person seeking to purchase the Shares through Participating Broker to the extent reasonable and practicable, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to brokers or dealers by any government agency, in all accordance with the requirements of 31 C.F.R. Section 103.122.

(o)                                 You have established and implemented and will maintain an anti-money laundering compliance program and customer identification program in accordance with applicable laws and regulations, including the USA PATRIOT Act of 2001 and applicable rules of the NASD (including the guidance provided by Special NASD Notice to Members 02-21), and are in and will continue to maintain compliance with Executive Order 13224 – Executive Order on Terrorist Financing Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

5.                                       Agreements of Participating Broker.

(a)                                  You covenant and agree to comply with any applicable requirements of the Securities Act, and of the Exchange Act, and the published rules and regulations thereunder, all applicable state securities laws and regulations as from time to time in effect, any other state and federal laws and regulations applicable to the offering, the sale of Shares or the activities of the Participating Broker pursuant to this Agreement, including without limitation the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999, the requirements of any applicable state privacy laws, the applicable provisions of the AML Program (as defined in Section 5(g) below), this Agreement and the Prospectus as amended and supplemented, and the Conduct Rules of the NASD and, in particular, the Conduct Rules which require you (i) to recommend the purchase of Shares only when you have reasonable grounds to believe that the investment is suitable for the investor, and that the investor is in a financial position to sustain the risks inherent in the investment including loss of investment and lack of liquidity, (ii) to maintain files supporting the basis for your determination of the suitability of the investor, (iii) to determine the adequacy and accuracy of the disclosure in the Prospectus, and (iv) to inform the prospective investor of all pertinent facts relating to the liquidity and marketability of the investment during the term of the investment. You also agree not to deliver the Supplemental Material to any person unless the Supplemental Material is accompanied or preceded by the Prospectus.

(b)                                 You will not give any information or make any representation in connection with the offering of the Shares other than those contained in the Prospectus and Supplemental Material furnished by the Company.  You agree not to publish, circulate or otherwise use any other advertisement or solicitation material.  You are not authorized to act as agent of the Company or the Dealer Manager in any connection or transaction, and you agree not to act as such agent and not to purport to do so without the prior written approval of the Company and the Dealer Manager.  You agree that if and when the Company or the Dealer Manager supplies you with copies of any supplement to the Prospectus, you will add such copies of such supplement to copies of the Prospectus already in your possession, and that thereafter you will only distribute Prospectuses containing such supplement and that you will accept subscriptions only from investors who have received a copy of the Prospectus containing such supplement.  You further agree to comply with all instructions from the Company or the Dealer Manager concerning the destruction of out-dated Prospectuses and the use of supplemented or amended Prospectuses.

(c)                                  You agree to solicit purchases of Shares only in the States and other jurisdictions in which the Company indicates that such solicitation can be made and in which you have determined that such solicitation can be made by you and in which you are qualified to so act.

(d)                                 You will not sell the Shares pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least five (5) business days prior to the execution of the Subscription Agreement and Power of Attorney, or is sent to such person under circumstances that it would be received by him five (5) business days prior to his execution of the Subscription Agreement and Power of Attorney.

(e)                                  You will use reasonable efforts to select investors who you reasonably believe meet the investor suitability requirements which are set forth in the Prospectus and Subscription Agreement (Appendix A to the Prospectus) and such additional individual state requirements as are specified in the Subscription Agreement and which are confirmed by the investors by payment of the purchase price for the Shares including that each investor be of legal age in the state of his or her residence.  You will, for a period of six years, maintain in your files a copy of the Subscription Agreement for each investor for whom you act as Participating Broker.

(f)                                    To the extent that information is provided to you marked “For Broker-Dealer Use Only,” you covenant and agree not to provide such information to prospective investors.

(g)                                 You covenant and agree to maintain an anti-money laundering compliance program and customer identification program (“AML Program”) in accordance with all applicable laws and regulations, including rules of the SEC, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares.  In addition, you covenant and agree that you will maintain a program for compliance with Executive Order 13224 and all regulations and programs administered by the  Treasury Department’s Office of Foreign Assets Control (“OFAC Program”) during the term of this Agreement.  Upon request by the Dealer Manager at any time, you hereby agree to (a) furnish a copy of your AML Program and OFAC Program to the Dealer Manager for review, and (b) furnish a copy of the findings and any remedial actions taken in connection with your most recent independent testing of your AML Program and/or your OFAC Program.  As part of your AML Program and OFAC Program, you agree to verify the identity of new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons; to provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) an account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request; to monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA PATRIOT Act as potential signals of money laundering or terrorist financing; to disclose such activity to applicable federal and state law enforcement when required by law; to disclose such activity to the Dealer Manager (and whether you have disclosed such activity to law enforcement) and, if and when requested by the Company, to the Company; and to certify annually to the Dealer Manager that you have implemented an AML Program and complete due diligence on correspondent accounts as required by Section 312 of the USA PATRIOT Act in connection with the selling of the Shares.

(h)                                 The parties acknowledge that for the purposes of the NASD rules, the investors who purchase Shares through you are “customers” of you and not the Dealer Manager.  Nonetheless, to the extent that the Dealer Manager deems it prudent, you shall cooperate with the Dealer Manager’s auditing and monitoring of your AML Program and your OFAC Program by providing, upon request, information, records, data and exception reports, related to the Company’s stockholders introduced to, and serviced by, you (the “Customers”).  Such documentation could include, among other things, copies of your AML Program and your OFAC Program; documents maintained pursuant to your AML Program or your OFAC Program related to the Customers; any suspicious activity reports filed related to the Customers; audits and any exception reports related to your AML activities; and any other files maintained related to the Customers.  In the event that such documents reflect, in the opinion of the Dealer Manager, a potential violation of your or Dealer Manager’s obligations in respect of your respective anti-money laundering and customer identification compliance obligations (“AML”) or OFAC requirements, you will permit the Dealer Manager to further inspect relevant books and records related to the Customers and/or your compliance with AML or OFAC requirements.  Notwithstanding the foregoing or the provisions of Section 5(g), you shall not be required to provide to the Dealer Manager any documentation that, in your reasonable judgment, would cause you to lose the benefit of attorney-client privilege or other privilege which you may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings.

6.                                       Indemnification.

You will be entitled and subject  to the indemnification provisions contained in Section 8 of the Dealer Manager Agreement, including specifically the provisions of such Dealer Manager Agreement (Section 8(c)) wherein each Participating Broker severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors (including any person named in the Registration Statement, with his consent, as about to become a director), each person who signed the Registration Statement and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act.  The indemnification agreements contained in Section 8 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement.

7.                                       Effective Date and Termination.

This Agreement shall become effective upon its execution and delivery by Dealer Manager, the Company and you.

Until the Minimum Subscription Date, this Agreement may be terminated by you or Dealer Manager at your or its option by giving written notice to the other and the Company if:  (a) the Company shall have become a defendant in any litigation which, in Dealer Manager’s or your opinion, may reasonably be expected to result in a judgment having materially adverse consequences for the Company or there shall have been, since the respective dates as of which information is given in the Registration Statement or the Prospectus, any material adverse change in the condition, financial or otherwise, of the Company, which change in Dealer Manager’s or your judgment shall render it inadvisable to proceed with the delivery of the Shares, or (b) there shall have been any important change in market levels, major catastrophe, substantial change in national, international or world affairs, national calamity, postal strike, act of God, or other event or occurrence which, in Dealer Manager’s or your judgment, will materially disrupt the financial markets of the United States, or (c) trading in securities generally on the New York Stock Exchange shall have been suspended or minimum prices shall have been established on such Exchange by the Commission or by such Exchange, or (d) a general banking moratorium shall have been declared by federal or state authorities, or (e) the Company has terminated the offering of Shares as provided in Section 2 hereof, or (f) the Dealer Manager is in breach of this Agreement or the Dealer Manager Agreement and has failed to cure such breach within 30 days notice from you or Dealer Manager to the Company of such breach.

Following the Minimum Subscription Date, this Agreement may be terminated by you or Dealer Manager at your or its option by giving written notice to the other and the Company.  In any case, this Agreement will terminate at the close of business on the Termination Date; provided, however, that all fees payable to you under the terms and conditions hereof shall be paid when due although this Agreement shall have theretofore been terminated.

Except as otherwise provided in Sections 6 and 8, any termination of this Agreement pursuant to this Paragraph 7 shall be without liability of Dealer Manager and the Company to you and without liability on your part to Dealer Manager or the Company, except with respect to compensation earned for accepted subscriptions.

8.                                       Survival of Indemnities, Warranties and Representations.

Your indemnity agreements contained in Section 6 hereof shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of you, Dealer Manager, the Company, or any controlling person thereof, and shall survive the delivery of and payment for the Shares, and any successor of the Company, the Dealer Manager or of any such controlling person or any legal representative of any such controlling person, as the case may be, shall be entitled to the benefit of your indemnity agreements.  The indemnification agreements contained in Section 8 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement, and the respective agreements and obligations of the Dealer Manager and the Participating Broker set forth in Sections 4(g), 4(j), 4(k), 4(l), 5(a), 5(b), 5(f), 6, 8, and 9 through 15, the third paragraph of Section 1, and the obligations of the Dealer Manager to pay commissions for the sale of shares by the Participating Broker consummated before termination of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

9.                                       Notices.

Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement or otherwise to be given to the Company, such notice shall be in writing addressed to the Company at 1920 Main Street, Suite 400, Irvine, California 92614, Attention:  Terry G. Roussel, (b) whenever notice is required by the provisions of this Agreement or otherwise to be given to Dealer Manager, such notice shall be in writing addressed to Dealer Manager at 1920 Main Street, Suite 400, Irvine, California 92614, and (c) whenever notice is required by the provisions of this Agreement or otherwise to be given to you, at the address set forth on the last page of this Agreement. Any notice referred to herein may be given in writing or by facsimile or telephone and if by telephone shall be immediately confirmed in writing.  Notice (unless actual) shall be effective upon mailing or facsimile transmission with confirmation of receipt, as the case may be.

10.                                 Persons Entitled To Benefit of Agreement.

This Agreement is made solely for the benefit of you, the other Participating Brokers, Dealer Manager, the Company or controlling persons thereof, and their respective successors and assigns, and no other person shall acquire or have any right by virtue of this Agreement, and the term “successors and assigns,” as used in this Agreement, shall not include any purchaser, as such purchaser, of any of the Shares.

11.                                 Not a Separate Entity.

Nothing contained herein shall constitute you, Dealer Manager or the other Participating Brokers, or any of them, as an association, partnership, unincorporated business or other separate entity.

12.                                 Applicable Law; Venue.

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of California; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in Irvine, California.

13.                                 Invalid Provision.

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

14.                                 Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

15.                                 Amendments.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Participating Broker.  Any such amendment shall be deemed accepted by the Participating Broker upon the Participating Broker placing an order for the sale of Shares after it has received such notice.

Please confirm your agreement to become a Participating Broker under the terms and conditions herein set forth by signing and returning the enclosed duplicate copy of this Agreement at once to Dealer Manager at 1920 Main Street, Suite 400, Irvine, California 92614.

Very truly yours,
PACIFIC CORNERSTONE CAPITAL, INCORPORATED, a California corporation

By:
Terry G. Roussel, President

AGREED AND ACCEPTED:

[NAME OF PARTICIPATING BROKER] [ADDRESS OF PARTICIPATING BROKER]

By:

Dated , 200

CORNERSTONE GROWTH AND INCOME REIT, INC. a Maryland corporation

By:
Terry G. Roussel, President